Exhibit 23







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference

     o in the Registration Statement (Form S-3 No. 333-87440) of American Mortgage Acceptance Company and subsidiaries,
     o in the Registration Statement (Form S-8 No. 333-118572) of American Mortgage Acceptance Company and subsidiaries,

of our reports dated March 28, 2008, relating to the consolidated financial statements of American Mortgage Acceptance Company and subsidiaries (which report expressed an unqualified opinion on those consolidated financial statements, and includes an explanatory paragraph regarding developments in the credit markets impacting the Company's liquidity and the Company's suspension of investment activity in order to manage liquidity until market conditions improve), and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Mortgage Acceptance Company and subsidiaries for the year ended December 31, 2007.



/s/ DELOITTE & TOUCHE LLP
New York, New York
March 28, 2008